Securities and Exchange Commission
                             Washington, D.C. 20549





                                    Form 8-K

                                 Current Report

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 10, 1998


                          Datalink Capital Corporation
             (Exact name or registrant as specified in its charter)



FLORIDA                          2-90519                      59-2262718
(State or other           (Commission File No.)              (I.R.S. Employer
jurisdiction of                                              Identification No.)
incorporation)

                       211 West Wall, Midland, Texas 79701
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (915) 682-1761














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Item 5.  Other Events.

On February 10, 1998, the Company canceled 500,000 shares of its common stock. All of such shares had been issued illegally by the Company's former management, inasmuch as no corporate authorization of the issuances existed and no consideration was received by the Company for such shares. Specifically, the cancellations were as follows:

1. 275,000 shares issued to a former Director and President of the Company. These shares were issued illegally as (1) there was no action by the Company's Board of Directors authorizing the issuance of any of such shares, (2) at the time of such issuance, the corporate charter of the Company had been revoked by the Secretary of State of Florida for failure to make required filings and to pay associated fees and (3) the transfer agent issued such shares on oral instructions of a person not possessed of Company authority.

2. 25,000 shares issued to a former Director and Corporate Secretary. These shares were issued illegally as (1) there was no action by the Company's Board of Directors authorizing the issuance of any of such shares, (2) at the time of such issuance, the corporate charter of the Company had been revoked by the Secretary of State of Florida for failure to make required filings and to pay associated fees and (3) the transfer agent issued such shares on oral instructions of a person not possessed of Company authority.

3. 200,000 shares issued to individuals in anticipation of fees due for investment banking activities. These shares were issued illegally as (1) there was no action by the Company's Board of Directors authorizing the issuance of any of such shares, (2) at the time of such issuance, the corporate charter of the Company had been revoked by the Secretary of State of Florida for failure to make required filings and to pay associated fees and (3) the transfer agent issued such shares on oral instructions of a person not possessed of Company authority.

As a result of the cancellation of the 500,000 shares of Company common stock, the Company currently has 1,456,097 shares outstanding. Management of the Company owns 731,860 shares, or 50.26% of the outstanding shares.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 22, 1998

DATALINK CAPITAL CORPORATION



By:  /s/ Glenn A. Little
     --------------------------------
         Glenn A. Little as President